Exhibit 10.17

September 26, 2005

Mr. Matthew C. Riley

Dear Matt:

On behalf of CyOptics, Inc. (hereinafter “CyOptics” or “the Company”), I am pleased to offer you the position of Chief Financial Officer of the Company. In making this offer, the Company and I are expressing our enthusiastic support for your leadership skills and abilities. You bring a skill set to the Company that is essential for the Company to achieve both its short-term and long-term goals. In addition, we expect that your prior work experience will enable you to significantly impact and influence the strategic and financial direction of CyOptics. The purpose of this letter is to detail the key terms of your employment.

Job Title and Location: Upon your acceptance of the terms contained in this letter, you will become the Company’s Chief Financial Officer reporting to the Company’s President & Chief Executive Officer. Your full-time place of employment will be at the Company’s principal offices located in Breinigsville, PA.

Start Date: November 1, 2005.

Salary: $185,000 per year (hereinafter referred to as your “Base Compensation”). You will be paid on a bi-weekly basis in accordance with the Company’s normal payroll procedures.

Annual Bonus: In addition to your Base Compensation, you will be eligible to participate in an annual bonus program, in which any such bonus payments are dependent upon reaching certain Company-wide and individual performance objectives as approved by the Board of Directors of the Company (the “Board”). For calendar year 2006, your potential bonus will be up to 30% of your Base Compensation.

Stock Options: We will recommend to the Board that, at an upcoming Board meeting, you be granted an incentive stock option entitling you to purchase 900,000 shares of Common Stock of the Company under the terms and conditions set forth in the Company’s Amended and Restated 1999 Stock Option Plan. The shares subject to the option will vest in accordance with the Company’s standard vesting scheme: 25% of the shares subject to the option will vest upon the first anniversary of your Start Date; thereafter, so long as you continue to be an employee of the Company at all times throughout such vesting period, the remaining shares subject to the option shall vest and become exercisable in twelve (12)

9999 Hamilton Blvd.

Breinigsville, PA 18031

Phone: 484-397-2705

Fax. 610-336-5861

www.cyoptics.com

Private and Confidential

equal quarterly installments over the subsequent three (3) year period (on the same day of the end of each three-month period corresponding to your Start Date, or on the last day of the end of each such three-month period if such period does not have the corresponding day) until all shares subject to the option are fully vested and exercisable on the fourth anniversary of your Start Date. The exercise price for your options will be determined by the Board at the Board meeting following your Start Date at which your option is approved. Additional details of this option grant will be forthcoming.

Management Bonus Plan: You will be eligible to participate in the Company’s Management Bonus Plan (the “Plan”) which affords a financial reward to its participants upon the sale of a majority of the Company’s assets, as described and more fully set forth in the Plan. Additional details of the Plan will be forthcoming.

Relocation Expense Allowance: The Company will provide you with a one-time, fixed relocation expense allowance of $30,000 for the relocation of your home to the Allentown, Pennsylvania area. Payment of this relocation expense allowance is contingent upon the completion of your relocation. Should you choose to terminate your employment with the Company within 12 months of your Start Date, you are obligated to refund to the Company the full amount of the relocation expense allowance.

Benefits: You will be eligible to participate in the Company’s U.S. benefits program, which includes medical, dental, life and disability insurance, and a 401(k) plan. It is CyOptics’ policy to reimburse employees for all necessary and reasonable expenses that are incurred while on Company business. Additionally, per calendar year, the Company will provide you 15 paid vacation days, 10 paid holidays, and 3 personal days. These days will be pro-rated per your Start Date.

Confidential Information and Restrictive Covenants: As an employee of the Company, you will have access to confidential information. Moreover, you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, we will require you to sign, as a condition of your employment, the Company’s At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.

Not In Violation of Any Non-Competition Agreements: By acceptance of this offer of employment, you are assuring CyOptics that your employment with CyOptics would not violate any non-competition, confidentiality or other obligations you may have with any current and/or former employer. You are also certifying that you have provided CyOptics with copies of any non-competition, confidentiality or other agreements that you may have signed in conjunction with any current and/or former employment. CyOptics reserves the right to contact your former employers if it has any concerns regarding any non-competitive, confidentiality or other obligations that you may have. CyOptics also reserves the right to withdraw this offer or terminate your employment if CyOptics determines, in its sole discretion, that your employment with us may violate any continuing obligations to a former employer.

Employment At-Will: Please note that this letter and your response are not meant to constitute a contract of employment for any specific period of time and that you will remain, at all times, an employee at-will, which means that you will not be obligated to remain at the Company for any specific period of time. Likewise, the Company is not obligated to employ you for any specific period of time.

Other: This letter may not be changed or modified except by agreement in writing, signed by you and the appropriate designee of the Company. This agreement shall be governed, construed and enforced in accordance with the laws of Pennsylvania without regard to principles of conflicts of law. Should any provision of this agreement, or portion thereof, be found invalid and unenforceable, it shall be construed to be enforceable to the greatest extent allowable under applicable law, and the remaining provisions shall continue in force and effect.

In compliance with the Immigration Reform and Control Act of 1986, we request that you provide us with appropriate documentation verifying your work authorization and identification prior to your Start Date.

Term of Offer: This offer will remain open until the end of business on September 27, 2005. When you do accept, and all of us sincerely hope you will, please sign the enclosed copy of this letter and return it via fax to me, with the original to follow via U.S. Mail.

Matt, we are excited to have you join CyOptics as our Chief Financial Officer and are enthused at the prospect of tackling a very promising future together. We look forward to a long and mutually rewarding relationship.

Sincerely,

/s/ Ed J. Coringrato
Ed J. Coringrato
President & CEO

I hereby accept the position offered and agree to the terms of this letter. I acknowledge that this letter is the entire agreement related to my employment with CyOptics and supersedes all prior and contemporaneous oral or written communications and representations. I accept this offer voluntarily and not in reliance on any promises other than those contained in this letter.

I recognize that CyOptics understands its responsibilities to assure that the confidential information of another is not wrongfully disclosed or wrongfully appropriated. I agree to aid and assist CyOptics in fulfilling these responsibilities. I also agree that I will not bring with me or in any other way utilize any Intellectual Property owned by any previous employers.

I hereby acknowledge and have disclosed (without disclosing any confidential information that I am obligated to another to maintain as confidential) to CyOptics the existence, terms and conditions of any agreements or covenants not to compete which I may have; any obligation to assign Intellectual Property to another to the exclusion of CyOptics; and any Confidentiality Agreement that may impact my ability to fulfill my duties and responsibilities as the Chief Financial Officer of CyOptics.

Agreed to, accepted and acknowledged:

/s/ Matthew C. Riley	September 26, 2005
Matthew C. Riley	Date